MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "Agreement") is entered into as of July 11, 2025, by and among Block 40 Managers, LLC, a Florida limited liability company (the "Company"), Favo Capital, Inc., a Nevada corporation ("Buyer"), the members of the Company listed on Schedule I attached hereto ("Sellers"), and Charles R. Abele, Jr., as Sellers' Representative (the "Sellers' Representative").

Recitals

WHEREAS, the Company owns 20% of the outstanding membership interests of Block 40, LLC, a Florida limited liability company that, together with its wholly owned subsidiaries, operates a mixed use real estate development in Hollywood, Broward County, Florida known as "Block 40" (the "Business").

WHEREAS, Sellers own one hundred percent (I 00%) of the outstanding membership interests of the Company (the "Membership Interests"); and

WHEREAS, Sellers desire to sell and Buyer desires to acquire the Company by means of Buyer's acquisition of the Membership Interests as provided herein (the "Transaction"), with the Business of the Company continuing as a wholly-owned subsidiary of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)                                 "Affiliate" shall have the meaning ascribed to such term in Rule 405 under the

Securities Act.

(b)                                "Allocation Schedule" means the schedule attached hereto as Exhibit A, setting forth, with respect to each Seller, (a) the total number of shares of Buyer Common Stock to be issued to such Seller at Closing and (b) the dollar value of such shares based on the agreed-upon valuation, in each case as of the Closing Date.

(c)                                 "Business Day" means any day other than a Saturday, Sunday, or a day on which banks in Florida or Nevada are authorized or required by law to close.

(d)                                "Closing Date" means the date on which the Closing occurs as provided in Section

1.2.

(e)                                "Governmental Entity" means any supra-national, national, state, municipal, or local government (including any subdivision, court, administrative agency, competent authority, notified body, commission, or other authority thereof) or any quasi-governmental body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority.

(f)                                  "Knowledge" means, with respect to Sellers, (i) the actual knowledge of Charles

R. Abele, Jr. and Peter Jago, and (ii) what any of such named individuals would be reasonably expected to know upon the exercise of reasonable inquiry of the management members of the Company who would

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customarily have knowledge of the matter at issue and, with respect to Buyer, (i) the actual knowledge of the senior management personnel of Buyer and (ii) what such personnel would be reasonably expected to know upon the exercise of reasonable due inquiry.

(g)                               "Material Adverse Effect" shall mean (a) a material adverse effect on the financial condition, properties, business, or results of operations of the Company or Buyer, as applicable, taken as a whole, or (b) a material adverse effect on the ability of the Company or Buyer to perform its respective material obligations under this Agreement; provided, however, that a Material Adverse Effect shall not include any event, change, effect, development, condition, or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America, or general regulatory, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) conditions generally applicable to the industry in which the Company operates, (iii) the announcement ofthis Agreement or the transactions contemplated hereby (provided, that any such announcement made by a Seller or the Company is made in accordance with the terms of this Agreement), (iv) resulting from any changes in applicable Laws or accounting rules or interpretations thereof, (v) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics or (vi) arising out of any action taken or omitted to be taken at the written request of Buyer.

(h)                               "Permitted Liens" means (a) Liens for Taxes, fees, assessments and other charges of Governmental Entities not due and payable as ofthe Closing Date, which remain payable without penalty as of the Closing Date, or which are being contested in good faith by appropriate proceedings and for which adequate reserves are established in the Financial Statements (or, if arising after the date of the Financial Statements, the relevant financial records of the Company and its Subsidiaries made available to Buyer prior to the Closing Date), (b) materialmens', mechanics', workmens', landlords', repairmens', warehousemen', carriers' and other similar Liens arising or incurred in the ordinary course of business or by operation of Law, in each case, if the underlying obligations are not delinquent or are being challenged in good faith pursuant to appropriate proceedings and for which adeqnate reserves are established in the Financial Statements (or, if arising after the date of the Financial Statements, the relevant financial records of the Company and its Subsidiaries made available to Buyer prior to the Closing Date), (c) statutory Liens for landlords for amounts which are not yet due and payable, (d) rights, easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the business conducted thereon, (e) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (t) Liens on any property acquired or held by the Company or any of its Subsidiaries, securing indebtedness incurred or assumed by a party for the purpose of financing (or refinancing) all or any part of the cost of the Company's or any of its Subsidiaries' acquisition of property, which indebtedness is recorded on the Financial Statements (or, if arising after the date of the Financial Statements, the relevant financial records of the Company and its Subsidiaries made available to Buyer prior to the Closing Date), (g) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any lease, and (h) non-monetary imperfections of title which are not material in character, amount or extent and which do not materially detract from the use, occupancy or value of, or materially interfere with the Company's or its applicable Subsidiary's present, or their prospective, use of the assets subject thereto or affected thereby, Liens disclosed on the face of the Financial Statements.

(i)                                  "Person" means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, or other entity of any kind.

U) "Pro-Rata Portion" means, with respect to any Seller, a fraction, expressed as a percentage, the numerator of which is the portion of the Purchase Price allocable to such Seller, and the

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denominator of which is the sum ofthe Purchase Price, as set forth in the Waterfall Spreadsheet under the heading "Pro-Raia Portion," For the avoidance of doubt, the sum of the respective Pro-Raia Portions of all of the Sellers shall be equal to 100%.

(k) "Transaction Documents" means this Agreement and all other agreements, instnunents, and doctunents to be executed and delivered by the Company, Sellers, or Buyer in connection with the transactions contemplated hereby.

ARTICLE 2

SALE AND PURCHASE OF MEMBERSHIP INTERESTS; CLOSING,

2.1                               Sale and Purchase. On the Closing Date (as hereinafter defined), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests for the Purchase Price (as defined in Section 2.3).

2.2                              Closing Date. The consummation ofthe transactions contemplated hereby (the "Closing") will take place at the offices of the Company at 10:00 AM local time on the date hereof or such other date and time that is agreed to in writing by the Company and Buyer (the "Closing Date"), provided that all conditions set forth in Article 6 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions. The Closing may be conducted remotely by electronic exchange of documents and signatures. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer or its designees an membership interest transfer powers transferring to Buyer good title to the Membership Interests, free and clear of any liens, pledges, options, security interests, trusts, enctunbrances, or other rights or interests of any person or entity, and Sellers shall be responsible for any transfer, documentary, or similar taxes attributable to such transfer ofthe Membership Interests, and Buyer shall thereupon pay to Sellers the Purchase Price.

2.3                              Purchase Price. The Purchase Price shall be payable on a pro rata basis to the Sellers as follows: 4,854,197 shares of common stock in Buyer valued by the parties at $0.76 per share the "Equity Consideration"). The Buyer and Sellers mutually agree that the value for the shares of Buyer shall be as stated above. The parties acknowledge and agree that this price is determined solely by their mutual consent and is not based on any formal valuation, appraisal, or independent assessment of Buyer's financial condition, market value, or other economic factors. The parties further agree that they have independently evaluated the transaction and are not relying on any representations or warranties regarding the value ofthe shares beyond their mutual agreement as set forthherein. At Closing, Buyer shall deliver the Purchase Price in the form of stock certificates or book-entry shares, as applicable, registered in the names of the Sellers in the proportions set forth on Schedule I. Any unpaid interest or management fees due for the month of June, 2025, will be issued in common shares pro rata upon closing valued at $0.76 per share.

2.4                                    Adjustments to the Purchase Price.

(a)                 Within thirty (30) days following the closing of this transaction, Buyer and Seller will agree on the selection of and engagement of a qualified appraiser to establish the market value of the election of the Property and the Business to confirm that the price is supported by the market. IF the appraiser determines that the value is less than the Purchase Price then Buyer may adjust the Purchase Price by an amount not to exceed the number of shares held in escrow pursuant to paragraph 2.6 below. In the event the parties cannot agree on and engage an appraiser within said thirty (30) day period then each party will engage an appraiser of their election and within sixty (60) the appraiser will agree on the value or the parties will utilize the average of the two appraisals as the agreed market value for purposes of this paragraph.

(b)               Within thirty (30) days following the closing of this transaction, Buyer and Seller will each engage certified public accounting firms to investigate the requirement of Buyer to covert any portion of the Purchase Price to goodwill and write same off within a one year period. The CPA's will reach a consensus or they will jointly select the third and that CPA's opinion will control. If the final opinion is that there is a required goodwill write off within a one year period then Buyer shall receive a credit to the Purchase Price up to a maximum credit of $4,017,858 via stock in the Escrow per 2.6 below and not to exceed the stock held in that Escrow.

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2.5                             Required Cash. The Business shall have cash as of the Closing Date (the "Closing Date Cash") in an amount equal to or greater than $100,000 (the "Required Cash Amount"). On or before thirty (30) days following the Closing Date, the Purchase Price shall be either (a) increased in the amount by which the Closing Date Cash exceeds the Required Cash Amount, if any, or (b) decreased in the amount by which the Closing Date Cash is less than the Required Cash Amount, if any, with such adjustment payable in cash (or, at the election of Seller's Representative, as Equity Consideration) to Buyer or Sellers, as the case may be. The Closing Date Cash shall include escrowed sums.

2.6                              Escrow. To secure potential adjustments or indemnification obligations under Article 7, Buyer shall withhold 10% of the shares comprising the Purchase Price (the "Escrow Shares"), and within fifteen (15) days from the Closing Date, shall deposit them with an escrow agent mutually agreed by the parties pursuant to an escrow agreement. The Escrow Shares shall be held for 12 months following the Closing Date, subject to release or distribution as provided in the escrow agreement (the "Escrow Agreement") and Article 7.

2.7                              Deliveries at Closing by Sellers and the Company. At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3, each of the Sellers and the Company will deliver or cause to be delivered the instruments, consents, certificates, and other documents required of each of them by Section 6.2.

2.8                              Deliveries at Closing by Boyer. At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, Buyer will deliver or cause to be delivered the instruments, consents, certificates, and other documents required of it by Section 6.3.

2.9                             Allocation Schedule. Each Seller hereby acknowledges and agrees that (i) the Allocation Schedule is complete and accurate in all respects and shall govern the allocation among the Sellers (and shall not serve as a limitation as to Buyer's rights under this Agreement) of all payments to or from the Sellers that are contemplated by this Agreement in accordance with the priorities set forth in the Operating Agreement (as in effect on the date ofthis Agreement), (ii) the amounts set forth in the Allocation Schedule for distribution to such Seller are in compliance with the Operating Agreement, (iii) the consideration payable to such Seller as set forth in the Allocation Schedule constitutes all consideration payable to such Seller in connection with the consummation of the Transaction and (iv) after the Closing, such Seller (and any direct or indirect holder of Membership Interests of such Seller) will have no right, title or interest in or to any other payment in consideration of the Membership Interests, Buyer or any of their respective Affiliates. The Company and the Sellers acknowledge and agree that to the extent any allocation of payments provided for in this Section 2.8 or in the Allocation Schedule is inconsistent with the Operating Agreement, then this Agreement, together with the Allocation Schedule, shall be deemed to be an amendment to the Operating Agreement, properly authorized and adopted pursuant to the provisions of the Operating Agreement.

2.10                         Consent to Transactions. Each Seller and the Company hereby consent to the transfers of the equity interests of the Company contemplated herein and the payment of the other amounts contemplated herein in compliance with the terms ofthis Agreement and the other Transaction Documents, and irrevocably waive any Liens or restrictions on transfer arising under the Operating Agreement in favor of such Person relating to their equity securities of the Company or its Subsidiaries and any other rights such Person may have arising from or relating to such transfers (including any rights of first refusal, co- sale or similar rights and any rights to receive notices, opinions or similar documentation in advance of or in connection with such transfers or contributions) or such payments, whether arising pursuant to the Operating Agreement, any other Organizational Documents ofthe Company or any of its Subsidiaries, any agreement pursuant to which any such equity securities were issued or pursuant to applicable Law;

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provided, that this waiver shall not affect any rights any such party may have against the other Parties under this Agreement or under any other Transaction Documents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS.

References in this Article 3 to "Sellers' Knowledge" are as defined in Section I. Except as set forth in the Disclosure Schedules, which shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, the Sellers jointly and severally (except with respect to Section 3.23, as to which section each Seller represents and warrants severally in his, her, or its individual capacity) represent and warrant to Buyer that as of the date hereof:

3.1                               Organization and Good Standing.

(a)               The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, with full limited liability company power and authority to carry on the Business as it is now and has since its organization been conducted, and to own, lease, or operate its assets and properties. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect.

(b)                Aside from Block 40, LLC and Block 40 Property, LLC, the Company has no subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture, or other ownership interest in any Person.

(c)               The Company has made available to Buyer a true and correct copy of the articles of organization and operating agreement of the Company, each as amended to date (collectively, the "Charter Documents"). The Company is not in material violation of any of the provisions of its Charter Documents.

3.2                              Ownership of Membership Interests.

(a)                Sellers own all of the outstanding membership interests of the Company (the "Membership Interests") in the respective amounts set forth on Schedule I, free and clear of all liens, encumbrances, security interests, pledges, conditional or installment sale agreements, mortgages, charges, and/or any other claim of third parties of any kind (collectively "Liens"). The Membership Interests constitute 100% ofthe issued and outstanding membership interests in the Company. After giving effect to the transactions contemplated by this Agreement, Buyer will own 100% of the Membership Interests. All of the Membership Interests have been, and will be at the Closing, duly authorized, validly issued and outstanding, and fully paid. None of the Sellers has granted, issued, or agreed to grant or issue and/or will grant, issue, or agree to grant or issue auy other equity interest in the Company and there are no, nor will there be at the Closing, outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interest in the Company (collectively "Equity Rights"). No Membership Interests are, or will be at the Closing, subject to any right of first refusal, preemptive, subscription, or other similar right under any provision of Applicable Law or any agreement (collectively "Preemptive Rights"). There are no voting restrictions or restrictions on transfer of the Membership Interests (collectively "Restrictions").

(b)               There are no obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any of the Membership Interests or to make any investment (in the form of a

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loan, capital contribution, or otherwise) in any Person, The Company does not own or control any equity security or other interest of any other Person, The Company is not a party to any agreement (i) requiring it to acquire any securities or ownership interests in any Person; and/or (ii) requiring it to make any investment in and/or to fund in any manner any Person. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

(c)               Upon consummation ofthe transactions contemplated hereby at the Closing, Buyer will own the Membership Interests free and clear of all Liens, Equity Rights, Preemptive Rights, and/or Restrictions, except any made by Buyer.

3.3                               Authorization of Agreement. The Company has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the Company in connection herewith (as defined in Section I) have been duly and validly approved by the Managers and the members of the Company (the "Authorizing Parties") and no other proceedings on the part of the Company or Sellers is necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to be delivered by the Company have been (or upon execution will have been) duly executed and delivered by the Company, have been effectively authorized by all necessary action, corporate or otherwise, and assuming the assuming the due authorization, execution and delivery of each such Transaction Document by each of the other parties thereto, constitute (or upon execution will constitute) legal, valid, and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, and other similar laws relating to creditors' rights (the "Bankruptcy Exceptiou"),

3.4                              Title to Assets. The Company is the lawful owner of each ofthe tangible assets, whether real, personal, mixed, comprising and employed in the operation of or associated with the Business, other than those Assets which the Company leases, in which case the Company has a valid leasehold interest in such Assets. The Assets owned and/or leased by the Company (collectively the "Assets") include all of the properties and other assets necessary for the Company to conduct the Business in the manner presently conducted and as currently contemplated to be conducted. The Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assigmnents, encumbrances, and claims of any kind, except for Permitted Liens. There are no outstanding agreements, options, or commitments of any nature obligating the Company to transfer any of the Assets or rights or interests therein to any party.

3.5                              Financial Condition and Accounting.

(a)               Financial Statements. The Buyer is in possession of the balance sheet of the Company, as of December 31, 2024, and the related statements of income and cash flows for two years ended December 31, 2024 and 2023 and the same financial statements for the interim period ended March 31, 2025 (collectively, the "Financial Statements"), The Financial Statements present fairly the financial condition and position and operating results of the Company as ofthe respective dates thereof and for the periods therein indicated.

The Financial Statements reflect the consistent application of accounting principles throughout the periods incurred. The Financial Statements (i) were prepared in accordance with the books and records of the Company; and (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied. The books and records of the Company are being maintained in accordance with applicable legal and accounting requirements in all material respects and as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain asset

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accountability. To Sellers' Knowledge, the Financial Statements do not omit any material liabilities, contingent or otherwise, not reflected or reserved against therein.

(b)               Absence of Certain Changes. Since March 31, 2025, there has not been (i) any material change in the assets, liabilities, financial condition, or operations of the Company, other than changes in the ordinary course of business; (ii) any declaration, setting aside, or payment of any dividend or distribution in respect of the Membership Interests; (iii) any sale, lease, or disposition of any material Asset outside the ordinary course of business; (iv) any material reduction in workforce or termination of key employees; or (v) any event, circumstance, condition, development, or occurrence causing, resulting in, having, or that would reasonably be expected to have, a Material Adverse Effect.

3.6                              Property.

(a)               Real Property. The Company owns all of the real property (the "Owned Real Property") or leases and has a good and valid and enforceable leasehold interest in all the real property (the "Leased Real Property") described in Schedule 3.6, in each case free and clear of all liens, except for Permitted Liens and as stated in Schedule 3.6, and Schedule 3.6 sets forth the address of each parcel of Owned Real Property and Leased Real Property.

Seller has made available to Buyers a true, accurate, and complete list of all leases, subleases, licenses, easements, rights of way, waivers of mineral owners, mineral deeds, and all (i) waivers of either surface or subsurface interests or both, (ii) pipeline easements and rights-of-way, and (iii) access agreements, and all similar material agreements used by the Company in the conduct of the Business (collectively, the "Real Property Agreements").

With respect to the Real Property Agreements: (i) each Real Property Agreement is in full force and effect according to its terms; (ii) the Company is not in material default or breach and, to the Knowledge of Seller, no other party thereto is in material default or breach under any Real Property Agreement; (iii) there are no material claims affecting any such Real Property Agreement, and, to the Knowledge of Seller, no party has given written notice to the Company of such party's intent to terminate any Real Property Agreement; (iv) to the Knowledge of Seller, no event has occurred which, with or without the giving of notice or lapse of time, is reasonably likely to result in a violation or breach of, or give any Person the right to exercise any remedy under, or cancel, terminate, or modify, any Real Property Agreement; (v) except as provided in Schedule 3.6, no Real Property Agreement requires any Third-Party Approval in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (vi) as of the Closing Date, all rents, royalties, shut-in royalties, and other payments then due and payable by the Company under any Real Property Agreement have been paid in full through the Closing Date or reflected in Schedule 3.6; and (vii) the Company has made available to Buyers true and correct copies of all of the Real Property Agreements.

The Company's interest in the Real Property Agreements and, to the Company's Knowledge, the real property interests which are the subject thereof, are free and clear of all liens except as stated in Schedule 3.6, created or existing pursuant to the Real Property Agreements.

Since January I, 2020, the Company has not received any written notice that there has been any material violation of any building, zoning, or other Law in respect of such buildings, structures, and other improvements with respect to the Real Property. There are no pending, or, to Seller's Knowledge, threatened, condemnation proceedings with respect to the Real Property. To Sellers' Knowledge, there are no environmental hazards, contaminants, or violations of environmental laws affecting the Owned Real Property or Leased Real Property that would materially impair the Business.

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The Owned Real Property, the Leased Real Property, and any property otherwise subject to a Real Property Agreement, in each case, identified in Schedule 3.6, comprise all of the real property interests (whether leased, owned, or permitted pursuant to a Real Property Agreement) of the Company used in or intended to be used in, or otherwise related to the conduct of the Business as of the Closing.

To Sellers' Knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Leased Real Property and the Owned Real Property are in good condition and repair in all material respects, free of any structural deficiencies or latent defects, and sufficient for the operation of the Business as it is conducted of the Closing.

(b)               Personal Property. "Personal Property" means all tangible personal property owned or leased by the Company, including equipment, vehicles, furniture, and fixtures used in the Business. All of the Personal Property has been maintained in accordance with the past practice of the Company and generally accepted industry practice and is in good operating condition and repair (normal wear and tear excepted) sufficient to enable the Company to operate the Business as presently conducted and as currently contemplated to be conducted.

3.7                               Intellectual Property.

(a)                Schedule 3.7 sets forth a true and complete list of all (a) patents and patent applications, trademark registrations and trademark applications, registered copyrights and copyright applications and domain names that are owned by the Company, and (b) licenses or sublicenses of Intellectual Property to the Company, and licenses and sublicenses oflntellectual Property by the Company to any third party (collectively "Licensed Intellectual Property"). "Owned Intellectual Property" means the Intellectual Property listed on Schedule 3.7 and all other Intellectual Property owned by the Company. For purposes hereof, "Intellectual Property" means: (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula, methodology, processes and technology, (iii) trademarks, service marks, trade names, trade dress, slogans, logos, domain names, and other source identifiers, including registrations and applications for registration thereof, (iv) original works of authorship, copyrightable subject matter, and copyrights, including copyright registrations and/or applications for copyright registration, (v) confidential and/or proprietary information, including trade secrets and/or know- how embodied in any invention, work of authorship, customer list, database, business information, and/or Software, and (vi) inventions, extensions, modifications, or enhancements of the Software or related to the Software. For purposes hereof, "Software" means all computer software developed by or on behalf of the Company, or used by the Company, including all computer software in any form (such as, source code, object code, assembler code, microcode, etc.), libraries, user-interfaces (including graphical user-interfaces, application programming interfaces (APis), and other software interfaces), and databases operated by the Company or used by the Company in any way, including use in internal Company operations, testing (including alpha and beta tests), licensing, marketing, sales, and/or in connection with processing customer orders, storing customer information, or storing and archiving data.

(b)               To Sellers' Knowledge, the use of the Owned Intellectual Property and the Licensed Intellectual Property by the Company in the ordinary course of business as currently conducted and as currently contemplated to be conducted does not conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party. Since January 31, 2020, no claim has been asserted in writing that the use of such Intellectual Property in the ordinary course ofbusiness does or may conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party.

(c)                Except with respect to Open Source Materials (as defined in clause (d) below) disclosed in Schedule 3.7, the Company is the exclusive owner of the entire and unencumbered right, title

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and interest in each item of Owned Intellectual Property in the United States, and to Sellers' Knowledge the Company is entitled to use all such Owned Intellectual Property in the ordinary course of business in the United States and worldwide, subject only to the terms ofthe licenses of the Owned Intellectual Property granted by the Company to its customers in the ordinary course of business. The Company has the right to use each item of Licensed Intellectual Property as provided in the license agreements therefor, and to Sellers' Knowledge the Company is entitled to use all such Licensed Intellectual Property in the ordinary course of business as currently conducted and as currently contemplated to be conducted, subject only to the terms of the licenses of the Licensed Intellectual Property granted by the licensors thereof. True and complete copies of all agreements and documents with respect to the Licensed Intellectual Property and the Owned Intellectual Property have been made available to Buyer.

(d)               "Open Source Materials" means materials (i) subject to any license that requires as a condition of use, modification and/or distribution thereof, that such materials, or materials combined and/or distributed with such materials be (A) disclosed or distributed in source code or similar form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or (ii) subject to any license or right that the Open Source Initiative has recognized or approved as an open source license. Except as disclosed in Schedule 3.7, the Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company's products or any Intellectual Property owned or used by the Company, (b) distributed Open Source Materials in conjunction with the Company's products or any Intellectual Property owned or used by the Company, or (c) used Open Source Materials in a manner that would make the Company's products or any Intellectual Property owned or used by the Company, or any part thereof, Open Source Materials.

(e)               The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property and Software used in the Business and the ordinary day-to-day operations ofthe Company, and there are no other items oflntellectual Property or Software that are material to tbe Business and/or such ordinary day-to-day operations. The Owned Intellectual Property and, to Seller's Knowledge, any Intellectual Property licensed to the Company under the Licensed Intellectual Property, is (i) to Seller's Knowledge, subsisting, valid and enforceable, and (ii) has not been adjudged invalid or unenforceable in whole or part.

(f)                Since January I, 2020, no legal proceedings have been asserted in writing, are pending, or, to Sellers' Knowledge, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any ofthe Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe upon or misappropriate any Intellectual Property right of any third party, or (iii) alleging that any Intellectual Property licensed under the Licensed Intellectual Property infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g)               To Sellers' Knowledge, no person is engaging in any activity tbat infringes upon the Owned Intellectual Property or any Intellectual Property licensed to the Company under the Licensed Intellectual Property. Except as set forth in Schedule 3.7, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, cancellation and/or impairment of any of the Owned Intellectual Property and/or the Licensed Intellectual Property.

(h)               Correct and complete copies of all the licenses and sublicenses of the Licensed Intellectual Property to which the Company is a party have been made available to Buyer. With respect to each such license and sublicense: (i) such license and sublicense is valid and binding and in full force and

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effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense; (ii) such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense; (iii) since January I, 2020, the Company has not (x) received any notice of termination or cancellation under such license or sublicense; (y) received any notice of a breach or default under such license or sublicense, which breach has not been cured, nor (z) granted to any other third party any rights, adverse or otherwise, under such license or sub license that would constitute a breach of such license or sublicense; and (iv) neither the Company, nor, to Sellers' Knowledge, any other party to such license or sublicense is in breach or default in any material respect, and, to the Sellers' Knowledge, since January I, 2020, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

(i)                 To Sellers' Knowledge, the Software is free of all viruses, worms, Trojan horses and other material !mown contaminants, and does not contain any problems of a material nature or have an adverse impact on the operation of other software programs or operating systems, and no rights in the Software have been transferred to any third party.

G) The Company has talrnn reasonable steps in accordance with normal industry practice to maintain the confidentiality of its customer lists and customer information, trade secrets, source code and other confidential Intellectual Property. To Sellers' Knowledge since January I, 2020, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any Person, (ii) no employee, independent contractor or agent ofthe Company has misappropriated any trade secrets ofany other Person in the course ofsuch performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer oflntellectual Property.

(k) No current and former employee, director, and/or officer of the Company has any rights whatsoever to any of the Owned Intellectual Property and/or the Licensed Intellectual Property. Neither the Sellers nor the Company believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

3.8                              No Conflict or Violation. The execution, delivery, and performance by Sellers and the Company of this Agreement and the other Transaction Documents to be delivered by Sellers and/or the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without notice or passage of time): (i) violate or conflict with any provision of the Charter Documents; (ii) violate any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to the Company and/or the Business; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium, or right oftermination to arise or accrue under any Intellectual Property licenses or agreements and/or any Contract (as hereinafter defined in Section 3.9); (iv) result in the creation or imposition of any Lien of any kind whatsoever upon any ofthe Membership Interests and/or Assets of the Company or the Business; or (v) result in the cancellation, modification, revocation, or suspension of any material license, permit, certificate, franchise, authorization, or approval issued or granted by any Governmental Entity (each a "License," and collectively, the

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"Licenses"), except, in the case of clauses (ii) through (v) of this Section 3.8, for any such conflicts, defaults or violations that would not reasonably be expected to be individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

3.9                               Consents. Schedule 3.9 lists all consents and notices required to be obtained or given by or on behalf of Sellers and/or the Company in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents in compliance with all Applicable Laws, rules, regulations, or orders of any Governmental Entity, the provisions ofany material Contract and/or any Intellectual Property license or agreement, except where the failure to obtain such consent will not have a Material Adverse Effect.

3.10                        Labor and Employment Matters. There are no employment agreements, collective bargaining agreements, or other labor agreements to which the Company is a party or by which it is bound. The Company has complied in all material respects with all applicable federal, state, and local laws, rules, and regulations relating to employment, including wage and hour laws, discrimination, occupational safety (e.g., OSHA), and workers' compensation. Schedule 3.10 lists all employee benefit plans (e.g., pension, 401(k), health, or welfare plans) sponsored or maintained by the Company, and such plans are in compliance with Applicable Laws, including ERISA, and have no underfunding or termination liabilities. There are no pending or, to Sellers' Knowledge, threatened labor disputes, strikes, or unionization efforts involving the Company's employees.

3.11                         Litigation. Except as set forth on Schedule 3.11, there are no claims, actions, suits, or proceedings of any nature ("Actions") pending or, to Sellers' Knowledge, threatened by or against the Company, the managers, or members of the Company, or any of their respective Affiliates, including without limitation those involving, affecting, or relating to (i) the Business, any Assets, properties, prospects, and/or operations ofthe Company, (ii) any Contracts, (iii) any Owned Intellectual Property, (iv) any Licensed Intellectual Property, and/or (v) the transactions contemplated by this Agreement (collectively "Claims"). For purposes of this Agreement, "Affiliate" is as defined in Section I. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or Governmental Entity. To Sellers' Knowledge, no Governmental Entity is currently investigating or planning to investigate the Company. There is no action, suit, proceeding, or investigation by the Company currently pending against any third party or which the Company intends to initiate.

3.12                         Certain Agreements. (a) True and complete copies of all Contracts have been made available to Buyer, or will be made available to Buyer within 14 days of Closing. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts payable by or to the Company tmder any Contract and to Sellers' Knowledge and the Company, no oral or written demand for such renegotiation has been made. (b) Each Contract is valid, binding, and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in full force and effect on the date hereof. Upon consummation of the transactions contemplated by this Agreement, each Contract shall continue to be valid, binding, enforceable, and in full force and effect without penalty or other adverse consequence. Since January I, 2020, the Company has performed all material obligations required to be performed by it under, and is not in material default or breach of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach by the Company. (c) To Sellers' Knowledge, no other party to any Contract is in default or breach in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach.

3.13                         Compliance with Applicable Law; Permits.

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(a)                Since January I, 2020, the Company has complied with all laws, rules, statutes, ordinances, regulations, and requirements of all Govermnental Entities ("Applicable Laws") in all material respects. The Company is not in violation of any Applicable Law that would result in a Material Adverse Effect. The Business and the operations of the Company are being conducted in all material respects in accordance with all Applicable Laws of all Governmental Entities having jurisdiction over the Company or its Assets, properties, or operations, including, without limitation, all such Applicable Laws, orders, and requirements relating to the Business except in any case where the failure to so conduct its operations would not have a Material Adverse Effect. Since January I, 2020, the Company has not received any written notice of any violation of any Applicable Law, order, or other legal requirement. The Company is not in default with respect to any order, writ, judgment, award, injunction, or decree of any Governmental Entity, applicable to the Company, the Business, and/or any of its Assets, properties, or operations.

(b)               The Company holds all licenses, permits, easements, variances, exemptions, consents, certificates, orders, approvals, franchises, and other authorizations (collectively, the "Operating Permits") and has taken all actions required by Applicable Law or regulations of any Governmental Entity in connection with the Business as now conducted, except where the failure to obtain any such Operating Permits or to take any such action, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect. Since January I, 2020, no Governmental Entity has issued any notification in writing stating that the Company is not in compliance with any Operating Permit. Schedule 3.l(b) lists all material Operating Permits held by the Company.

3.14                        Licenses.

(a)               Schedule 3.14 lists all Licenses issued or granted to the Company. The Licenses constitute all Licenses required, and consents, approvals, authorizations, and other requirements prescribed, by any law, rule, or regulation which must be obtained or satisfied by the Company, in connection with the Business or that are necessary for the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents. The Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the marmer now conducted and as currently contemplated to be conducted and the ownership, occupancy, and operation of the Company's properties and the execution, delivery, and performance of this Agreement. No jurisdiction in which the Company is not qualified or licensed as a foreign business entity has demanded or requested in writing that it qualify or become licensed as a foreign business entity.

(b)               Each License has been issued to, and duly obtained and fully paid for and is valid, in full force and effect, enforceable in accordance with its terms subject to the Bankruptcy Exception, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel, or declare such License invalid in any respect. The Company is not in violation in any material respect of any of the Licenses. The Licenses have never been suspended, revoked, or otherwise terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof.

3.15                        Intercompany and Affiliate Transactions; Insider Interests.

(a)               Other than agreements disclosed on Schedule 3.15, there are no contracts, transactions, agreements, or arrangements, written or oral, of any kind, direct or indirect, between the Company and (a) any of the Sellers, (b) any manager, member, or officer of the Company, and/or (c) any Affiliate and/or any immediate family member of any of the foregoing persons. All of the foregoing contracts, transactions, agreements, and arrangements are referred to as the "Related Party Agreements." The Related Party Agreements include, without limitation, loans, guarantees, and/or pledges to, by, or for the Company as well as those from, to, by, or for any of the foregoing persons, which are currently in effect.

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(b)                (i) none of the Sellers, (ii) no manager, member, or officer of the Company, and

(iii) no Affiliate and/or any immediate family member of any of the foregoing persons, now has, or within the last three (3) years had, either directly or indirectly:

(A)              an equity or debt interest in any corporation, partnership, joint venture, association, organization, or other Person or entity which furnishes, sells supplies, or during such period furnished, sold, or supplied, services or products to the Company, or purchased, or during such period purchased from the Company, any goods or services, or otherwise does, or during such period did, business with the Company;

(B)              a beneficial interest in any Contract, commitment, or agreement to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject;

(C)              any rights in or to any of the Intellectual Property, Assets, properties, and/or rights owned or licensed by the Company and/or used by the Company in the Business, including, but not limited to, any rights as a secured party, lender, and/or debt holder;

(D)              the right to receive any payments o f any kind from the Company.

3.16                        Insurance. Schedule 3.16 lists all insurance policies maintained by the Company, which are in full force and effect, provide adequate coverage for the Business, and have no pending claims or notices o f cancellation.

3.17                        No Undisclosed Liabilities. Except as and to the extent (a) specifically reflected or reserved against in the most recent Financial Statements, (b) as incurred in the ordinary course of business since the date of the most recent Financial Statements, (c) arising under those contracts and agreements to which the Company is party as described in Schedule 3.12 (none o f which results from, arises out of, relates to, is in the nature of, or was caused by any breach o f contract, breach of warranty, tort, infringement, or violation oflaw), (d) incurred in connection with or arising out of the Transactions and (e) those which are not, individually or in the aggregate, material in amount, the Company has no material debt, liabilities, or obligations o f any nature, whether absolute, accrued, contingent, or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation).

3.18                        Taxes.

(a)               For purposes of this Agreement, the following terms shall have the meanings specified below: (i) "Tax" or "Taxes" means all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise, utility, property, and all other taxes applicable to the Company, plus applicable penalties and interest thereon. (ii) "Tax Liabilities" means all liabilities for Taxes. (iii) "Tax Return" shall mean all reports and returns required to be filed with respect to Taxes.

(b)               The Company was formed in June 2014 and has filed all Tax Returns. All Tax Returns filed by the Company are true, correct, and complete in all material respects, and all Taxes due and payable by the Company have been timely paid. The Company is not currently the subject of any audit, examination, or other proceeding with respect to Taxes, and no such proceeding is threatened to Sellers' Knowledge.

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(c)               Tax Sharing Agreements. The Company is not a party to any tax-sharing or tax- indemnity agreement and the Company has not otherwise assumed by contract or otherwise the Tax Liability of any other person.

(d)                No Liens. None of the Assets of the Company are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

3.19                        Environmental Matters.

(a)               The Company complies in all material respects with all Applicable Laws, regulations, and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution, or to the protection of health, safety, or the environment.

(b)                There are no pending or, to Sellers' Knowledge, threatened administrative, judicial, or regulatory proceedings, or, to Sellers' Knowledge, any threatened actions or claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about, or related to the Company.

3.20                        Brokers or Finders. No agent, broker, finder, investment banker, financial advisor, or other person is entitled to any brokerage, finder's, or other fee or commission in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf ofthe Sellers ("Sellers' Broker Fees"). The Sellers shall be solely responsible for the payment of any and all Sellers' Broker Fees due any agent, broker, finder, investment banker, financial advisor, or other person in connection with the transactions contemplated by this Agreement.

3.21                        Minute Books. The minute books of the Company made available to Buyer contain complete and accurate copies of all meetings of managers and members since the time of organization of the Company. All prior material corporate and company actions on behalf of the Company have been properly authorized and ratified by the officers, managers, and/or members of the Company in accordance with Applicable Laws and the Charter Documents.

3.22                       No Other Representations. Except for the representations and warranties contained in this ARTICLE 3 and the Transaction Documents, neither the Company nor the Sellers makes any representation or warranty, express or implied, regarding the Company, its Subsidiaries or the Membership Interests.

3.23                        Ownership of Membership Interests; Authorization of Agreement. Each Seller, severally and not jointly, makes the following representations and warranties to Buyer:

(a)                Such Seller owns the Membership Interests set forth opposite his, her, or its name in the respective amounts set forth on Schedule 1, free and clear of all Liens.

(b)                Such Seller has full legal right, power, and authority to enter into this Agreement and to sell and deliver the Membership Interests owned by him, her, or it in the manner provided herein. Such Seller has duly and validly executed this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements., assuming the assuming the due authorization, execution and delivery of each such Transaction Document by each of the other parties thereto, constitutes a valid, binding, and enforceable obligation of such Seller in accordance with its terms.

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(c)               The execution, delivery, and performance of this Agreement and the other agreements contemplated hereby by such Seller, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Seller, any consent, approval, authorization, or other order of, or any filing with, any Govermnental Entity, or under any contract, agreement, or commitment to which such Seller is a party or by which such Seller or its property is bound, and will not constitute a violation on the part of such Seller of any law, administrative regulation, or ruling or court decree, or any contract, agreement, or commitment, applicable to such Seller or its property.

(d)                With respect to Sellers that are not natural persons, this Agreement and all other agreements and instruments to be executed by such Seller in connection herewith have been duly and validly approved by the board of directors or other governing body of such Seller and no other proceedings on the part ofsuch Seller is necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby.

(e)                Securities Law Compliance. Such Seller is an accredited investor as defined in Rule S0l(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), or has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks ofreceiving Buyer's common stock as the Purchase Price. Such Seller understands that the shares of Buyer's common stock are restricted securities under the Securities Act and may not be resold absent registration or an exemption. Such Seller is acquiring the shares for investment purposes and not with a view to distribution.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER.

References in this Article 4 to Buyer's "Knowledge" are as defined in Section I. Buyer represents and warrants to the Sellers that as of the date hereof:

4.1                               Organization and Corporate Authority.

(a)                                Buyer is a corporation duly organized, validly existing, and in good standing under the laws ofthe State of Nevada, with full corporate power and authority to carry on its business as it is now and has since its organization been conducted, and to own, lease, or operate its assets and properties. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect with respect to Buyer and its operations.

(b)                               Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Ag reement and all other Transaction Documents have been duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid, and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy Exception.

4.2                              OTC Filings. As of their respective dates, Buyer's filings with the OTC Markets (the "OTC Documents") were timely filed and complied in all material respects with the requirements applicable to Buyer's OTC Documents. Buyer's OTC Documents constitute all of the documents and reports that Buyer was required to file with OTC Markets. As of the time filed with the OTC Markets (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) none of Buyer's OTC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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4.3                             No Conflict or Violation. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the organizational documents of Buyer; or (ii) to Buyer's Knowledge, violate in any material respect any provision or requirement of any domestic or foreign, national, state, or local law, statute,judgment, order, writ, injunction, decree, award, rule, or regulation ofany Governmental Entity applicable to Buyer.

4.4                             Litigation. There are no material claims, actions, suits, or proceedings of any nature pending or, to the Knowledge of Buyer, threatened by or against Buyer, the officers, directors, employees, agents of Buyer, or any of their respective Affiliates involving, affecting, or relating to any assets, properties, or operations of Buyer or any of its Affiliates or the transactions contemplated by this Agreement. Buyer is not subject to any order, writ, judgment, award, injunction, or decree of any Governmental Entity.

4.5                             Consents. There are no consents or notices required to be obtained or given by or on behalf of Buyer before consummation of the transactions contemplated by this Agreement and Buyer is in compliance with all Applicable Laws, rules, regulations, or orders of any Governmental Entity, or the provisions of any material contract of which Buyer is a party to, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a material effect on the operation of Buyer's business.

4.6                              Compliance with Applicable Law. The operations of Buyer are, and have been, conducted in all material respects in accordance with all Applicable Laws, regulations, orders, and other requirements of all Governmental Entities having jurisdiction over Buyer or its assets, properties, or operations, including, without limitation, all such laws, regulations, orders, and requirements relating to Buyer's business except in any case where the failure to so conduct its operations would not have a material effect on the operation of Buyer's business. Buyer has not received any notice of any violation of any such law, regulation, order, or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction, or decree ofany Governmental Entity, applicable to Buyer or any of its assets, properties, or operations.

4.7                             Brokers or Finders. No agent, broker, finder, investment banker, financial advisor, or other person is entitled to any brokerage, finder's, or other fee or commission in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer ("Buyer's Broker Fees"). Buyer shall be solely responsible for the payment of any and all Buyer's Broker Fees due any agent, broker, finder, investment banker, financial advisor, or other person in connection with the transactions contemplated by this Agreement.

4.8                              Securities Law Compliance. The issuance of the shares of Buyer's common stock as the Purchase Price has been duly authorized and, upon issuance in accordance with this Agreement, will be validly issued, fully paid, and non-assessable, and will comply with all applicable securities laws, including any applicable exemptions under the Securities Act.

4.9                             Investment Intent. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer acknowledges that the

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Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions ofthe Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has (either alone or together with its advisors) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.10                       Solvency. After giving effect to the transactions contemplated by this Agreement, Buyer

(a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), and (b) will have adequate capital with which to engage in its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company, its Subsidiaries or Buyer.

4.11                       No Other Representations. Except for the representations and warranties contained in this ARTICLE 4 and the Transaction Documents, the Buyer makes any representation or warranty, express or implied, regarding the Buyer.

4.12                      Non-Reliance. Buyer acknowledges and agrees that it is not relying nor has it relied on any express or implied representations or warranties, whether in writing, orally or otherwise, made by or on behalf of or imputed to any the Sellers, the Company, its Subsidiaries, the Sellers' Representative, nor any other Person, except for those expressly made by the Sellers and the Company in ARTICLE 3 (as modified by the Disclosure Schedules) each of which is made solely by the Party specified therein and subject to the other terms and conditions of this Agreement, and that only those representations and warranties in ARTICLE 3 shall have any legal effect. Without limiting the foregoing, buyer further acknowledges and agrees that it is not relying nor has it relied on any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or its Subsidiaries heretofore or hereafter delivered to or made available to Buyer or any of its agents, representatives, lenders or affiliates or any other Person and neither the Company, its Subsidiaries, any Seller, the Sellers' Representative nor any other Person will have or be subject to any liability or indemnification obligations to Buyer or any of its agents, representatives, lenders or affiliates or any other Person, and none of Buyer or any of its agents, representatives, lenders or affiliates or any other Person shall have any claim against the Company, its Subsidiaries, any Seller, the Sellers' Representative nor any other Person, resulting from such delivery or availability or any subsequent use or otherwise in connection therewith.

4.13                       Valid Issne of Equity Consideration. The Equity Consideration, when issued and delivered in accordance with the terms set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The Equity Consideration will be issued in compliance with all applicable

U.S. federal and state securities Laws.

4.14                      Buyer Acknowledgment and Covenant Regarding Tenant Improvements. Buyer acknowledges that it has had the opportunity to discuss, to its satisfaction, the scope and status of all tenant improvements related to the Block 40 project with Seller's Representative. Buyer further represents that it is aware of all contractually obligated tenant improvement work required under the Leases or other agreements relating to the Project, including with respect to JBL, Wapas, Ten Ten Restaurant, and Naahma Sushi, and covenants to perform and complete, or cause to be performed and completed, all such tenant improvements in accordance with the terms of such agreements following the Closing.

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ARTICLE 5

COVENANTS AND CERTAIN UNDERSTANDINGS

AND AGREEMENTS OF THE PARTIES.

5.1                               Confidentiality. After the Closing, Sellers will keep the matters contemplated herein, all information about the Company or the Business, and all information provided by Buyer related to Buyer, confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by Sellers related to the Sellers confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby or as required by Applicable Law. Buyer and the Sellers shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. The confidentiality restrictions set forth herein shall not apply to information that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the information was delivered; (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to limit such disclosure.

5.2                               Further Assurances. Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction, or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

5.3                               Management; Board Seat; Employment Agreement. At Closing, Buyer shall, a) appoint a Manager or Managers of the Company, as identified in Schedule 5.3, and shall cause Block 40, LLC to enter into employment agreements with Charles R. Abele, Jr. and Peter Jago, on terms mutually agreed by Buyer and such individuals, including a minimum term of three years, base salary, and customary benefits, with due consideration of any benefits or payments either receives through the Management Agreement with GCF Development attached to this agreement; and b) execute and abide by the Management Agreement between Block 40, LLC and GCF Development attached hereto as Exhibit B; and

c) provide board level appointments for oversight of Charles R. Abele, Jr on behalf of Hollywood Circle Capital, LLC and Peter Jago on behalf of the Sellers.

5.4                               No Shop. Until the Closing, neither Buyer nor the Sellers shall enter into or negotiate any similar contract or arrangement with any other Person, without the express written approval of the other parties hereto.

5.5                              Termination of Company Operating Agreement. Immediately as of Closing, the Company and the Sellers hereby irrevocably agree that the operating agreement of the Company as of the date hereof, as it may have been amended from time to time (the "Operating Agreement"), is terminated and is null and void and ofno further force or effect, and that no party thereto shall have any duty, liability, or obligation thereunder, except for any confidentiality or indemnification obligations that expressly survive termination as set forth therein.

5.6                               Operation ofBnsiness Pre-Closing. Between the date of this Agreement and the Closing, Sellers shall use commercially reasonable efforts to cause the Company to operate the Business in the ordinary course consistent with past practice in all material respects, preserve its assets and business relationships, and not take any actions that would result in a Material Adverse Effect, including, without

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limitation, (i) selling or disposing of any material Assets, (ii) incurring material liabilities, (iii) amending the Charter Documents, or (iv) declaring or paying any dividends or distributions. Sellers shall promptly notify Buyer of any material damage, loss, or casualty affecting the Company's Assets or Business.

5.7                               Tax Covenants.

(a)                Pre-Closing Taxes. Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company for periods ending on or before the Closing Date, and shall pay all Taxes due for such periods. Such Tax Returns shall be prepared in a manner consistent with past practice and provided to Buyer for review at least 15 days prior to filing.

(b)               Straddle Period Taxes. For any Tax period that includes but does not end on the Closing Date (a "Straddle Period"), Taxes shall be allocated between the pre-Closing and post-Closing portions based on an interim closing ofthe books as ofthe Closing Date, except for property and ad valorem taxes, which shall be prorated based on the number of day s in the period before and after the Closing Date. Sellers shall be responsible for the pre-Closing portion of such Taxes.

(c)                Cooperation. Buyer and Sellers shall cooperate in the preparation and filing of Tax Returns, including providing access to records and assisting with any audits or inquiries related to Taxes for periods ending on or before the Closing Date.

5.8                               Books and Records. At or promptly following the Closing, Sellers shall deliver or cause to be delivered to Buyer all books, records, and files of the Company, including financial, operational, and personnel records, whether in physical or electronic form. For three (3) years following the Closing, Buyer shall provide Sellers with reasonable access to such records for tax or legal purposes, subject to confidentiality obligations.

5.9                               Notification of Certain Matters. Each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging

(i) that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates;

(c) receives any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware ofthe commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any oftheir respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.10                        Efforts.

(a)                Subject to the tenns and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable

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Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable consents of Govermnental Entities) and to comply as promptly as practicable with all requirements of Govermnental Entities applicable to the transactions contemplated by this Agreement.

(b)               Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any consents of Govermnental Entities or other third Persons as may be necessary for the consummation by such Party or its Affiliates ofthe transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.11                       Listing Covenant and Right of Rescission. Buyer has represented to Sellers that it intends to cause its equity interests, including the shares of common stock constituting the Equity Consideration, to be listed on a nationally recognized stock exchange in the United States, specifically either The Nasdaq Stock Market LLC ("Nasdaq") or the New York Stock Exchange ("NYSE"), on or before June 30, 2026 (the "Outside Listing Date"). The Parties acknowledge and agree that such representation is a material inducement to Sellers' decision to enter into this Agreement and to accept the Equity Consideration in exchange for the Membership Interests. Accordingly, Buyer covenants and agrees that, in the event that its shares of common stock (including the Equity Consideration) are not listed and publicly traded on either the Nasdaq or the NYSE on or prior to the Outside Listing Date, the Seller's Representative shall have the right, exercisable in his sole and absolute discretion within sixty (60) days following the Outside Listing Date, to elect to rescind the Transaction. In such event, (a) Buyer shall return the Membership Interests to the Sellers, pro rata in accordance with their respective Pro Rata Portions, free and clear of all liens and encumbrances, and (b) each Seller shall return to Buyer the portion of the Equity Consideration received by such Seller. The Parties agree to take all actions and execute all documents necessary to effectuate such rescission promptly following any such election by the Seller's Representative.

5.12                        EB-5 Program Compliance. Buyer acknowledges that certain investors in the Business prior to the Closing Date have invested capital pursuant to the requirements ofthe EB-5 Immigrant Investor Program administered by the United States Citizenship and Immigration Services ("USCIS"). Purchaser covenants and agrees that, from and after the Closing Date, it shall operate the Business in a manner to preserve the eligibility ofsuch EB-5 investors to qualify for and obtain permanent resident status under the EB-5 Program. Without limiting the generality of the foregoing, Buyer shall not take any action, or fail to take any action, that would reasonably be expected to (i) result in the denial, revocation, or other adverse determination by USCIS of an EB-5 investor's 1-526 or 1-829 petition, or (ii) materially interfere with the satisfaction ofthe job creation, capital at risk, or other requirements applicable to such EB-5 investors.

ARTICLE 6

CONDITIONS TO CLOSING.

6.1                                Conditions to Obligations ofEach Party. The obligations ofthe Sellers, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition.

(a)                No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, properties, operations, net income, or financial condition ofthe Company, is in effect; and no action or proceeding has been instituted or threatened by any Govermnental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by

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this Agreement or which challenges the validity or enforceability of this Agreement, the result o f which could constitute a Material Adverse Effect.

(b)               Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for the Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with Applicable Law.

6.2                               Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment to Buyer's reasonable satisfaction, at or before the Closing Date, of the conditions set forth in this Section 6.2, any one or more of which may be waived by Buyer in writing in its discretion:

(a)                Additional Closing Docnments of Sellers. Buyer has received, or is receiving at the Closing, all o fthe following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer: (i) Copies o f the resolutions of the managers o f the Company authorizing the execution, delivery, and performance o fthis Agreement and the other Transaction Documents to be delivered by the Sellers and the Company and the consummation ofthe transactions contemplated hereby and thereby, (ii) A certificate o f existence/good standing issued by the Secretary o f State of Florida as of a recent date prior to Closing for the Company. (iii) For Sellers that are not natural persons, certificates of authority with respect to the persons signing and delivering documents on behalf of such Seller and evidence of approval of the transactions contemplated by this Agreement with respect to such Seller.

(b)               Consents and Approvals. All required consents, waivers, authorizations, and approvals of any Governmental Entity, and o f any other Person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery, and performance ofthis Agreement shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date, and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

(c)                Other Obligations. The Sellers shall have paid and satisfied in full the Sellers' Brokers Fees and any other payments or monetary obligations due by the Company or Sellers to any Person as a result of the purchase o f the Membership Interests or the consummation o f the transactions contemplated by this Agreement, including any outstanding loans or creditor obligations. Buyer agrees to add its corporate guarantee to the senior loan and to use reasonable efforts to remove its guarantees o f Harish Mehta and McCarthy Estate.

(d)               Representations and Warranties. The representations and warranties o f Sellers and the Company in Article 3 shall be true and correct in all material respects as of the Closing Date as i f made on such date, except for representations and warranties made as of a specific date, which shall be true and correct as o f such date.

6.3                               Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.3, any one or more o f which may be waived by the Sellers' Representative in writing in its discretion:

(a)                Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing copies, certified by an authorized officer ofBuyer, ofresolutions

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of its board of directors authorizing the execution and delivery of this Agreement and the other Transaction Documents to be delivered by Buyer and the constunmation of the transactions contemplated hereby.

(b)                Consents and Approvals. All required consents, waivers, authorizations, and approvals of any Govermnental Entity, and ofany other person or entity, needed by the Buyer in connection with the execution, delivery, and performance of this Agreement shall have been duly obtained in form reasonably satisfactory to the Sellers, shall be in full force and effect on the Closing Date, and the original executed copies shall have been delivered to the Sellers on or before the Closing Date.

(c)                Other Obligations. The Buyer shall have paid and satisfied in full the Buyer's Brokers Fees and any other payments or monetary obligations due by Buyer to any Person as a result of the purchase of the Membership Interests or the consummation of the transactions contemplated by this Agreement.

(d)               Representations and Warranties. The representations and warranties of Buyer in Article 4 shall be true and correct in all material respects as of the Closing Date as if made on such date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date.

ARTICLE 7

INDEMNIFICATION AND SURVIVAL.

7.1                               Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing as follows: the representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Ownership of Membership Interests), 3.3 (Authorization of Agreement), 3.23 (Ownership of Membership Interests; Authorization of Agreement),

4.1 (Organization and Corporate Authority), and 4.8 (Securities Law Compliance) and Sections 3.18 (Taxes) and 3.19 (Enviromnental Matters) until the date that is six (6) years following the Closing Date; and (c) all other representations and warranties shall survive for a period of 18 months following the Closing Date. Covenants and agreements shall survive in accordance with their terms.

7.2                              Indemnification by Sellers. Subject to the limitations in Section 7.4, Sellers, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its Affiliates, officers, directors, and successors (collectively, the "Buyer Indemnified Parties") from and against any and all losses, damages, liabilities, costs, and expenses, including reasonable attorneys' fees (collectively, "Losses"), arising out of or relating to (a) any breach of any representation or warranty of Sellers or the Company in Article 3, (b) any breach of any covenant or agreement of Sellers or the Company in this Agreement, or (c) any Taxes or liabilities of the Company for periods prior to the Closing Date.

7.3                               Indemnification by Buyer. Subject to the limitations in Section 7.4, Buyer shall indemnify, defend, and hold harmless Sellers and their Affiliates, heirs, and successors (collectively, the "Seller Indemnified Parties") from and against any Losses arising out of or relating to (a) any breach of any representation or warranty of Buyer in Article 4, or (b) any breach of any covenant or agreement of Buyer in this Agreement.

7.4                               Limitations on Indemnification.

(a)                No claim for indemnification under Sections 7.2(a) or 7.3(a) shall be made unless the aggregate Losses exceed $25,000 (the "Basket"), but once exceeded, the indemnifying party shall be liable for all Losses from the first dollar.

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(b)               The maximum liability of Sellers under Section 7.2(a) shall not exceed 25% of the Purchase Price, except for breaches of Sections 3.1, 3.2, 3.3, 3.23, which shall be capped at 100% of the Purchase Price.

(c)                No party shall be liable for punitive or consequential damages, except to the extent payable to a third party.

(d)                Claims for indemnification must be made in writing within the survival period specified in Section 7.1, with notice and opportunity for the indemnifying party to defend or resolve the claim.

(e)                The Indemnified Parties shall in all cases exercise commercially reasonable efforts to mitigate the amount of any Losses for which indemnification is sought from any Indemnifying Party hereunder. Without limiting the foregoing, the amount of Losses payable by any Indemnifying Party under this Article VII shall be reduced by (i) any insurance proceeds actually received from an insurance carrier by the Indemnified Party with respect thereto (net of any applicable costs ofrecovery or collection thereof or any increase in premium resulting therefrom), and (ii) indemnity or contribution amounts actually received from third parties (net of any applicable costs ofrecovery or collection thereof): provided, that, in each case, no Indemnified Party shall be required to commence any Action against an insurance carrier or other Person: provided further that if an Indemnified Party receives insurance proceeds, indemnity or contribution amounts, after having received payment from (or on behalf of) any Indemnifying Party with respect to a Loss, such Indemnified Party shall refund the Indemnifying Party up to the lesser of (x) the amount of the insurance proceeds actually received (net of any applicable costs of recovery or collection thereof or any increase in premium resulting therefrom) and (y) the amount of indemnification received by the Indemnified Party from the Indemnifying Party.

7.5                               Indemnification Procedures. A party seeking indemnification (the "Indemnified Party") shall promptly notify the indemnifying party (the "Indemnifying Party") in writing of any claim, providing reasonable detail. The Indemnifying Party shall have the right to assume control of the defense of such claim, provided it confirms in writing its obligation to indemnify. The Indemnified Party shall cooperate in the defense and may participate at its own expense. No settlement shall be made without the Indemnified Party's consent, unless it provides a full release ofthe Indemnified Party without admission of liability.

7.6                              Escrow Amount.

(a)                Buyer shall first make claims against the Escrow Fund in connection with the satisfaction of any obligation of the Seller under Section 7.2 before seeking recourse against the Sellers. On the date that is twelve (12) months following the Closing Date (the "Escrow Release Date") an amount equal to the balance then on deposit in the Escrow Fund minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under Section 7.2 prior to such date (to the extent such Claims, if any, remain unresolved) shall, upon a written instruction to the Escrow Agent executed by Buyer and the Sellers' Representative, be released to the Sellers in accordance with their Pro-Rata Portion.

(b)               Any amount remaining in the Escrow Fund following the Escrow Release Date for the satisfaction of any unresolved Claims, shall be released upon the final resolution of such Claims in accordance with the joint written instructions delivered by Buyer and the Sellers' Representative to the Escrow Agent. If any amount remains in the Escrow Fund following the resolution of all Claims and the distribution to the Buyer Indemnified Parties of any amounts payable to them in connection therewith, Buyer and the Sellers' Representative shall execute and deliver a joint written instruction to the Escrow Agent directing the payment of the remaining balance to the Sellers in accordance with their Pro-Rata Portion.

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7.7                               Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this ARTICLE 7. In furtherance ofthe foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other parties hereto and their Affiliates and each of their respective Representatives, except pursuant to the indemnification provisions set forth in this ARTICLE 7. Nothing in this Section 7.7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to.

ARTICLE 8

TERMINATION.

8.1                              Termination Events. This Agreement may be terminated prior to the Closing:

(a)                by mutual written consent of Buyer and the Sellers' Representative;

(b)               by either Buyer or the Sellers' Representative if the Closing has not occurred by

Sept 15, 2025 (the "Termination Date"), provided the terminating party is not in material breach of this Agreement;

(c)                by either Buyer or the Sellers' Representative if a Governmental Entity issues a final, non-appealable order prohibiting the transactions contemplated hereby; or

(d)               by either Buyer or the Sellers' Representative if the other party materially breaches this Agreement and fails to cure such breach within 30 days of written notice.

8.2                               Effect of Termination. Upon termination pursuant to Section 8.1, this Agreement shall become void and have no further force or effect, except that Sections 5.1 (Confidentiality), 9.1 (Notices),

9.3 (Governing Law), 9.10 (Expenses of Transactions), 9.11 (Submission to Jurisdiction), and 9.12 (Attorneys' Fees) shall survive. Termination shall not relieve any party ofliability for any willful breach of this Agreement prior to termination.

ARTICLE 9

MISCELLANEOUS.

9.1                              Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (I) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest, or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 9.1:

Ifto Buyer:

Fava Capital, Inc.

4300 N. University Drive Suite D-105 Lauderhill, Florida 33351

Ifto the Sellers or the Company:

1776 Polk Street, Suite 200

Hollywood, FL 33020 Attn: Charles R. Abele, Jr.

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9.2                               Sellers' Representative.

(a)                Each Seller hereby appoints Charles R. Abele, Jr. as the Sellers' Representative to act as the agent and attorney-in-fact for all Sellers with respect to this Agreement, including receiving and sending notices, granting waivers, resolving disputes, and making decisions on behalf of Sellers. Any decision or action by the Sellers' Representative shall be binding on all Sellers. Buyer may rely on the authority of the Sellers' Representative without further inquiry.

(b)                The Sellers' Representative shall have full power and authority to take all actions under this Agreement, any applicable Transaction Document and any other agreement entered into or document delivered in connection with the Transaction that are to be taken by or on behalf of the Sellers or by the Sellers' Representative. The Sellers' Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement and any applicable Transaction Document, including giving and receiving any notice or instruction permitted or required under this Agreement and any applicable Transaction Document by the Sellers' Representative, interpreting all of the terms and provisions of this Agreement and any applicable Transaction Document, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Sellers' Representative in connection with this Agreement and any applicable Transaction Document, defending, negotiating and settling any claims relating to Section 2.4 hereof, dealing with Buyer under this Agreement and any applicable Transaction Document, taking any other actions specified in or contemplated by this Agreement and any applicable Transaction Document, and engaging counsel, accountants or other representatives in connection with the foregoing matters. The power of attorney granted by each of the Sellers (on its own behalf and on behalf of its successors and permitted assigns) in this Section 9.1 is coupled with an interest, is irrevocable, may be delegated by the Sellers' Representative and shall survive the death, incapacity or dissolution (as applicable) of such Seller and the Closing.

(c)                Authorization. The Sellers hereby authorize the Sellers' Representative to:

(i)                                  consummate the Transactions;

(ii)                               receive all notices or documents given or to be given to the Sellers pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or any applicable Transaction Document;

(iii)                            execute and deliver amendments to this Agreement on behalf ofthe Sellers in accordance with Section 8.1; execute and deliver the Escrow Agreement and any other applicable Transaction Document (and any amendments thereto);

(iv)                            authorize distributions from the Escrow Account on behalf of the Sellers;

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(v)                                engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement, any applicable Transaction Document and the transactions contemplated hereby or thereby, as the Sellers' Representative may in its sole discretion deem necessary or appropriate; and

(vi)                           take such action as the Sellers' Representative may in its sole discretion deem necessary or appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Buyer contained in this Agreement, any applicable Transaction Document or in any document delivered by Buyer pursuant hereto or thereto; (ii) taking such other action as the Sellers' Representative is authorized to take under this Agreement or any applicable Transaction Document (including the Escrow Agreement); (iii) receiving all documents or certificates and making all determinations, in its capacity as Sellers' Representative, required under this Agreement or any applicable Transaction Document (including the Escrow Agreement); and (iv) all such actions as may be necessary to carry out the responsibilities of the Sellers' Representative contemplated by this Agreement or any applicable Transaction Document (including the Escrow Agreement), including the defense and/or settlement of any claims relating to Section 2.4 hereof and any waiver of any obligation of Buyer.

(d)               Agency. Notwithstanding any provision herein to the contrary, the Sellers' Representative is not an agent ofthe Sellers, and shall have no duties to the Sellers or liability to the Sellers with respect to any action taken, decision made or instrnction given by the Sellers' Representative in connection with this Agreement or any applicable Transaction Document: provided, however, that the foregoing exculpation ofthe Sellers' Representative shall not apply to the extent that such actions, decisions or instructions have been finally determined by a court of competent jurisdiction to result from the Sellers' Representative's fraud or willful misconduct in connection with such Sellers' Representative's performance under this Agreement and any applicable Transaction Document.

(e)                Indemnification of Sellers' Representative. The Sellers' Representative shall be indemnified by the Sellers for and shall be held harmless against any loss, liability or expense incurred by the Sellers' Representative or any of its Affiliates and any of their respective managers, directors, officers, employees, agents, members, partners, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case, relating to the Sellers' Representative's conduct as Sellers' Representative, other than losses, liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Sellers' Representative's fraud or willful misconduct in connection with its performance under this Agreement and any applicable Transaction Document. This indemnification shall survive the termination of this Agreement and any applicable Transaction Document. The Sellers' Representative may, in all questions arising under this Agreement and any applicable Transaction Document, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Sellers' Representative in accordance with such advice, and the Sellers' Representative shall not be liable to the Sellers or any other person in connection therewith. In no event shall the Sellers' Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

(t) Reliance. In the performance of its duties hereunder, the Sellers' Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller or any party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. Buyer and its Affiliates shall be entitled to entitled to conclusively and absolutely rely, without inquiry, on any approval, consent, election, notice, decision, agreement, waiver, delivery, interpretation, amendment or other action given, made or taken by the Sellers' Representative for or on behalf of any Seller as if it were expressly ratified and confirmed in writing by such Seller.

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(g) Irrevocable Appointment. The appointment of the Sellers' Representative hereunder is irrevocable and any action taken by the Sellers' Representative pursuant to the authority granted in this Section 9.2 shall be effective and absolutely binding as the action of the Sellers' Representative under this Agreement and any applicable Transaction Document.

9.3                              Assignability and Parties in Interest. This Agreement and the rights, interests, or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon Buyer and the Sellers and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except for the Buyer Indemnified Parties and Seller Indemnified Parties under Article 7 in connection with indemnification claims and except in connection with permitted assignments as provided above.

9.4                               Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflicts-of-law principles.

9.5                              Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

9.6                              Publicity. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written consent of the other parties, except that Buyer may issue a press release and file a report with the OTC Markets with respect to the transactions contemplated hereby, provided such disclosures are provided to the Sellers' Representative for review at least 48 hours prior to release or filing.

9.7                               Complete Agreement. This Agreement, the exhibits and schedules hereto, and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

9.8                              Modifications, Amendments, and Waivers. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by Buyer and the Sellers' Representative on behalf of all Sellers. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, ofthe party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar.

9.9                               Headings; References. The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning, construction, or interpretation of this Agreement and the other Transaction Documents. References herein to Articles, Sections, Schedules, and Exhibits refer to the referenced Articles, Sections, Schedules, or Exhibits hereof unless otherwise specified.

9.10                        Severability. Any provision of this Agreement, which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

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9.11                        Entire Agreement. This Agreement and the ancillary Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. For the avoidance of doubt, the Parties intend that any previously executed or partially executed version(s) ofthis Agreement are expressly superseded by this Agreement.

9.12                       Expenses of Transactions. All fees, costs, and expenses incurred by Buyer, in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs, and expenses incurred by the Sellers or the Company in connection with the transactions contemplated by this Agreement shall be borne by the Sellers.

9.13                        Submission to Jurisdiction. All actions or proceedings arising in connection with this Agreement, if any, shall be tried and litigated exclusively in the state or federal courts located in the State of Nevada, or such other venue as may be mutually agreed to by the parties. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in Nevada shall have in personarn jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 9.1. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. The parties may, by mutual agreement, elect to resolve disputes through arbitration administered by the American Arbitration Association in Nevada under its Commercial Arbitration Rules, with any resulting award enforceable in the courts specified above.

9.14                       Attorneys' Fees. If Buyer or any of its Affiliates, successors, or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the Sellers or any of their respective Affiliates, successors, or assigns, or if the Sellers or any of their respective Affiliates, successors, or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Buyer or any of its Affiliates, successors, or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing or defending such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

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For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third-party examinations; (4) discovery; and (5) bankruptcy litigation,

9.15                       Representation of the Sellers, the Sellers' Representative and its Affiliates.

(a)                Buyer and each of the other Parties acknowledges that Shumaker, Loop & Kendrick ("SLI(") has acted as counsel to the Company, its Subsidiaries, the Sellers' Representative, certain of the Sellers and certain members of the Company's management (in their capacities as equityholders of the Sellers) in connection with the negotiation of this Agreement and the Transactions.

(b)               Accordingly, Buyer consents and agrees, on its own behalf and on behalf of the Company and its Subsidiaries (collectively with Buyer, the "Conflict Parties"), that, following the Closing, SLK may serve as counsel to the Sellers' Representative, any of the Sellers and members of the Company's management (collectively, the "Seller Parties"), including with respect to any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or otherwise where the interests ofthe Seller Parties may be directly adverse to Buyer and its Subsidiaries (including the Conflict Parties), notwithstanding any representation by SLK prior to the Closing of the Conflict Parties in a matter substantially related to any such dispute(s), and notwithstanding whether SLK may be handling ongoing matters for the Conflict Parties. Buyer, on behalf of itself and the other Conflict Parties, hereby (a) waive any claim they have or may have that SLK has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer, the Company or any of its Subsidiaries, on the one hand, and any Seller Part(y)(ies), on the other hand, SLK may represent such Seller Part(y)(ies) in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company, and even though SLK may have represented the Seller Parties in a matter substantially related to such dispute or may be handling ongoing matters for the Conflict Parties. Buyer, on behalf of itself and the other Conflict Parties, further consents and agrees to, the communication by SLK to the Seller Parties in connection with any such representation of any fact known to SLK arising by reason ofSLK's prior representation ofthe Conflict Parties. Buyer represents that Buyer's own attorney has explained and helped Buyer evaluate the implications and risks of waiving, on behalf of itself and the other Conflict Parties, the right to assert a future conflict against SLK, and Buyer's consent, including on behalf ofthe other Conflict Parties, with respect to this waiver is fully informed.

(c)                Buyer, on behalf of itself and the other Conflict Parties, also further agrees that all communications in any form or format whatsoever between or among SLK, on the one hand, and any of the Conflict Parties, the Sellers, the Sellers' Representative, their respective Affiliates and their and their Affiliates' respective Representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transaction(s) to the transactions contemplated by this Agreement presented to or considered by any ofthe Conflict ·Parties, or any dispute arising under this Agreement (collectively, the "Privileged Communications") shall be deemed to be attorney-client privileged and that such attorney-client privilege and any expectation of client confidence relating thereto belongs to the Sellers' Representative and the Sellers, shall be controlled by the Sellers' Representative on behalf of the Sellers, and will not pass to or be claimed by any of the Conflict Parties (including Buyer or the Company). It is acknowledged and agreed that any failure by the Sellers or the Company or any of its Subsidiaries to remove documents, emails and other non-email electronic documents concerning the negotiation or drafting ofthis Agreement, or any other agreement previously contemplated by the Sellers which, if consummated, would have resulted in a transaction substantially similar to the one contemplated by this Agreement, which are protected by the attorney-client or work product privilege(s), or which constitute Non-Privileged Communications, is inadvertent and Buyer shall not, and shall cause its Subsidiaries (including the Company), and its and their respective directors, managers, employees, officers and other Representatives not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, 1marchive or otherwise gain access to or view any such materials for any purpose.

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(d)               Buyer further agrees, on behalf of itself and the other Conflict Parties, that all communications in any form or format whatsoever between or among SL!(, on the one hand, and any of the Conflict Parties, the Sellers, the Sellers' Representative, their respective Affiliates and their and their Affiliates' respective Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transaction(s) to the transactions contemplated by this Agreement presented to or considered by any of the Conflict Parties, or any dispute arising under this Agreement and that are not Privileged Communications ("Non-Privileged Communications") shall also belong solely to the Sellers' Representative and the Sellers (and not the Conflict Parties) and shall not pass to or be claimed by Buyer or any of the other Conflict Parties.

(e)                In addition, all ofthe client files and records in the possession of SLK, to the extent related to this Agreement and the transactions contemplated hereby or otherwise, will continue to be property of (and be controlled by) the Sellers' Representative and the Sellers, and neither Buyer, the Company nor any other Conflict Party will have any access to them, nor shall SLK have any duty to reveal or disclose any such files and records or other materials or any Privileged Communications by reason of any attorney-client relationship between SLK, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(f)                Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the other Conflict Parties (including the Company), on the one hand, and a third party other than the Sellers' Representative or the Sellers, on the other hand, after the Closing, the Company or the other applicable Conflict Party may assert the attorney-client privilege to prevent disclosure of Privileged Communications by SLK to such third party: provided, however, that no Conflict Party (including the Company) may waive such privilege without the prior written consent ofthe Sellers' Representative. In the event that any Conflict Party is requested or required by governmental order or otherwise to access or obtain a copy of all or any portion of the Privileged Communications, Buyer shall promptly, but in any event within two (2) Business Days, notify the Sellers' Representative in writing (including by making specific reference to this Section) so that the Sellers' Representative or the applicable Seller(s) can seek a protective order, and Buyer agrees to use, and to cause the other Conflict Parties to use, all commercially reasonable efforts to assist therewith.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Membership Interest PurchaseAgreement as of the date first above written.

FAVO CAPITAL, INC.

By: /s/ Shaun Quin

Name: Shaun Quin

Title: CEO

BLOCK 40 MANAGERS, LLC

By: /s/ Charles R. Abele Jr.

Name: Charles R. Abele, Jr.

Title: Authorized Representative

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List of Exhibits

Schedule 1 Membership Interest

Exhibit A Allocation Schedule

Exhibit B Management Agreement

Schedule 3.1 Operating Permits

Schedule 3.6 Owned Real Property & Leased Real Property

Schedule 3.7 Intellectual Property Owed/ Leased

Schedule 3.9 Consents

Schedule 3.10 Employee Benefit and Labor Matters

Schedule 3.11 Litigation

Schedule 3.14 Licenses

Schedule 3.15 Intercompany and Affiliate Transactions

Schedule 3.16 Insurance

Schedule 5.3 Management and Employment Agreement

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Schedule 1

Members' Signatures and Ownership

Members	Membership Interest in the Company

ARG PROPERTY HOLDINGS, LLC	19.6867% Membership Interest
By: Charles R. Abele Jr.
/s/ Charles R. Abele Jr.

BCP Regional, LLC	19.6867% Membership Interest
By: Jose R. Boschetti
/s/ Jose R. Boschetti

JAGFAM Investments, LLC	19.6867% Membership Interest
By: Peter Jago
/s/ Peter Jago

FAHA 2 Trust, LLC	19.6867% Membership Interest
By: NIAMH TARGETr, in her capacity as Personal Representative Nominee UNDER THAT CERTAIN WILL AND TESTAMENT OF DANIEL MCCARTHY
/s/ Niamh Target

MANTON 3, LLC	10.626% Membership Interest
By: Harish Mehta
/s/ Harish Mehta

MUIR.FIELD USA,LLC	10.6267% Membership Interest
BY: Estate of Cecil Reddy
/s/ Estate of Cecil Reddy

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ope ID: 9D23A339-701E-4EEE-9A22-ECC5BA522AF3

Exhibit A
Allocation Schedule

Block 40 Managers, LLC

	Net CASH Caphal Invested	Hemebe1hslp Intent	kcuredand Unpaid Return	ms Accured and Unpaid Guatantee Fees	Accuedilnd Unpaid Asset napment he	Au:urcd and Unpaid Commiulon Overid- fee	TOTAIS $	TOTALS SHARES	10% Held In Emow	90% Shoreholder
ARG Property Holdings, LLC Charles R Abele, Jr coQele@ewc.r.om	$ 196.87	19.687%		$ 533,553.68	$ 185,895.48	$ 29,421.72	S 749,067.75	985,615.46	98,561.55	887,053.91
BCP Regional, LLC Jose R Boschetti Jose@theboschot11ero11p,com	S 196.87	19.687%		S 415,225.60	$ 185,895.48	S 29,421.72	S 630,739.67	829,920.62	82,992.06	746,928.56
Faha21rust, LLC Niamh largett 13/el'UIlilnJi:t@gmaiJ;Om	$ 196.87	19.687%		$ 533,553.68	$ 185,895.48	S 29,421.72	S 749,067.75	985,615.46	98,561.55	887,053.91
Jagfam Investments, LLC Peter Jago ue1euaeo1«ilemail.com	S 196.87	19.687%		$ 433,553.68	$ 185,895.48	$ 29,421.72	S 649,067.75	854,036.51	85,403.65	768,632.86
Manton 3, LLC Harish Mehta Harish@;:learw.a1em.,1p1lai,QD.il	$ 106.26	10.626%		$ 678,583.03	$ 100,344.67	$ 15,881.58	S 794,915.54	1,045,941.50	104,594.15	941,347.35
Muirfield USA, LLC Kiran Reddy kiransner.1mls1@emailcom	$ 106.26	10.626%			$ 100,343.67	$ 15,881.5B	S 116,331.51	153,067.78	15,306.78	137,761.00
TOTAL	$ 1,000.00	100.000%		$ 2,594,469.67	$ 944,270.26	$ 149,450.04				
							$ 3,689,189.97	4,854,197.33	485,419.73	4,368,7n.GO

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Exhibit B

Management Agreement

(See attached)

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MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT, made as of July 30, 2025, by and between BLOCK 40, LLC, a Florida limited liability company ("Owner" or "Company"), having its principal place of business at 1776 Polk Street, Suite 200, Hollywood, Florida 33020 and GCF DEVELOPMENT, LLC, a Florida limited liability company ("Manager"), having its principal offices at 1776 Polk Street, Suite 200, Hollywood, FL 33020.

PRELIMINARY STATEMENT

WHEREAS, Owner desires to, develop and operate the Project (as defined herein) and to retain the Manager to be the development manager of the Project, and to provide its services and expertise in connection with the management, accounting and administrative services required for the development, supervision ofconstruction and operation of the Project, as a Class A Mixed-use building; and

WHEREAS, Manager desires to be retained as the Project's development manager and to provide such expertise and services, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, Owner and Manager agree as follows:

ARTICLE I DEFINITIONS

1.1       Definitions. As used herein, the following terms shall have the respective meanings indicated below.

Affiliate - With respect to any entity, any natural person or firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity; a natural person or entity which has another entity as an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity. For purposes hereof, the terms "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

Budget - The "Budget" adopted by the Owners' members, as amended and supplemented from time to time by the Owner's Management Committee in accordance with the Owner's operating agreement.

Disbursement Agent - The party designated by the Manager to disburse the investment proceeds from an Offering in accordance with a Disbursement Agreement. The Disbursement Agent may be an Affiliate of the Manager.

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Disbursement Agreement - The agreement to be entered into between the Owner and a Disbursement Agent to disburse the investment proceeds from an Offering.

Legal Requirements - All public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which, now or hereafter, may be applicable to the Project and the operation thereof, including, without limitation, those relating to zoning, building, fire safety, environmental and health, employee benefits, and providing continued health care coverage under the Employees Retirement Income Security Act of 1974, as amended.

Management Fee - The fees payable to the Manager as set forth in Article IV hereof.

Offering - The private placement memorandum of the Owner that may be used to raise equity investment proceeds from foreign national investors pursuant to an EB-5 Private Placement Offering (the "EB-5 Offering"), and/or other investors via conventional investment banking efforts.

Project - The construction, financing, development and operation of a 229 unit, residential apartment building of approximately 543,936 square foot upon the Hollywood, Florida property (known as "Block 40, City of Hollywood Plat Book B, page 21 ofthe Public Records ofBroward County, Florida) in accordance with plans ofFullerton Diaz. It is currently contemplated the Project will be marketed under the name "Young Circle Commons" and that it will be financed all or in part by the Offering and/or HUD Financing, and/or conventional investment banking efforts.

ARTICLE II TERM

2.1                             Term. The term of this Agreement shall commence on the date hereof and shall continue for so long as the Owner owns or controls the Project or has the authority or right to appoint the persons who will operate, manage or supervise the Project (including upon and after its completion), including persons performing property management, leasing agency and similar services.

ARTICLE III

MANAGEMENT AUTHORITY

3.1                             Authority and Duty of Manager. The Manager shall have the sole and exclusive right and obligation to manage the development, investment, supervisory, accounting and administrative functions in connection with the operation of the Project as agent on behalf of Owner pursuant to the terms of this Agreement. In connection therewith, Manager shall have the authority and responsibility to determine operating policy and any other matters affecting operations and management related to the Project.

a. Manager shall insure that monies are properly received, disbursed, and accounted for whether into the Owner's accounts or any escrow accountsrequired by any Disbursement Agreement, or other capital raise or loan agreement.

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b.    Manager shall administer any and all Disbursement Agreements and/or loan agreements and ensure that proper reporting is provided as required by said agreements.

c.    Manager shall provide financial reporting and tax reporting to the members and taking primary responsibility for causing the partnership tax return of the Owner to be filed on an annual basis. The tax return will be prepared by, and related tax services will be provided by, a certified public accounting firm handling all tax matters on behalf of the Owner. The Manager shall not have any responsibility for filing any tax returns on behalf of the members of the Owner.

3.2                             Delegation of Authority by Manager. Manager shall be specifically authorized to delegate authority to other persons, including Affiliates of the Manager, to perform the following services:

a.    Disbursement and other services in connection with an Offering pursuant to a Disbursement Agreement as long as the consideration for industry standard charges.

b.    Tax services may be provided by an accounting firm selected by the Manager for industry standard rates.

c.    Legal services in connection with the any real estate transactions as well as any other matters for which the Manager needs to seek legal counsel on behalf of the Owner.

3.3                              Additional Responsibilities of Manager. Manager shall, as agent of Owner, either in its own name, or in the name of Owner, perform the following additional services, or cause the same to be performed for the Project:

a. Enter into such contracts for the furnishing ofadministrative services related to the Project, as shall be reasonably necessary for the proper operation thereof.

b. Apply for, and use its best efforts to obtain and maintain all licenses and permits required of the Owner or Manager in connection with the operation of the Project. Owner agrees to execute and deliver any and all applications and other documents as shall be reasonably required and to otherwise cooperate, in all reasonable aspects, with Manager in applying for, obtaining and maintaining such licenses and permits.

c. Use its reasonable best efforts to do, or cause to be done, all such acts and things in and about the Project as shall be reasonably necessary to comply with Legal Requirements.

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ARTICLE IV

MANAGEMENT FEES AND OVERHEAD EXPENSES

Manager is entitled to the following fees (the "Management Fees")

a.    Loan Guarantee Fees equal to 1.5% of any debt outstanding from time to time, to which principals, executives or affiliates of the Manager have provided loan guarantee(s). These guarantees and this fee shall survive any termination of this Agreement.

b.    Commission override of 0.5% of total real estate sales and leases involving all Project units and other areas.

c.    Asset management fee of 1.0% per annum of total market value of Project.

d.    A monthly overhead reimbursement and administrative fee equal to $120,000 per month.

The Management Fees shall be paid by the Owner to the Manager in such periodic installments or other times as determined by agreement of the Owner and the Manager. The Owner shall assure that the Management Fees are included in the Company's Budget and that sufficient funds are set aside or reserved for their payment of the same on a timely basis for a period of three

(3) years. The Owner will be promptly pay any and all outstanding and accrued accounts payable of Owner I Company.

ARTICLE V

ACCOUNTS; WORKING FUNDS; RECORDS AND REPORTS

5.1    Bank Accounts. Bank accounts for the Project will be established at a banking institution or institutions approved by Manager, such accounts to be in the Owner's name. Manager will deposit in such bank accounts all monies furnished by Owner and all monies received from the operation of the Project and shall disburse the same for the purposes set forth in the following Section 5.2.

5.2    Expenditures. From the Owner's bank accounts, Manager is hereby authorized to pay such amounts and at such times as required in connection with the ownership, construction, development, maintenance and operation of the Project and related facilities, including, without limitation, the following:

a. All fees, costs and expenditures incurred or made in connection with the services of Manager, and its authorized agents, contractor s and delegates, performed within the scope of this Agreement, and all other expenditures which Manager is permitted or required to make under any provision of this Agreement.

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b.    Premiums for any insurance maintained by Manager.

c.    The Management Fees computed in accordance with the provisions of this Agreement.

d.    All approved offering expenses.

e.    All construction and development expenses as set forth in the Budget.

5.3    Books and Records. Manager shall keep or cause to be kept full and adequate books of account and such other records as are necessary to reflect the results of the construction, development and operation of the Project. For this purpose, Owner agrees that it will make available to Manager, or its representatives, all books and records, including contract documents, invoices and all other records pertaining to the Project. The books and records for the Project shall be maintained in accordance with generally accepted accounting principles consistently applied, or such other accounting method(s) as the Owner and Manager agree upon from time to time.

5.4    Reports to Owner. Manager shall deliver, or cause to be delivered, to Owner the following statements:

a.    Within thirty (30) days after the end of each calendar quarter, a detailed financial report, showing the results of operation of the Project for such month and year to date.

b.    Within ninety (90) days after the expiration of each calendar year, a balance sheet, a related statement for profit and loss as of December 31st, each year.

5.5    Return of Escrowed Funds in Offering. If the Company engages in an EB-5 or any other kind of Offering, the Manager is obligated to cause escrowed funds to be returned to investors if the Offering funding conditions are not met as set forth in the prospectus, subscription agreement or other Offering materials. For the avoidance of doubt, this would include EB-5 investors to the extent they do not qualify for residency status pursuant to the 1-526 application.

ARTICLE VI

INDEMNIFICATION PROVISIONS

To the fullest extent permitted by applicable law, the Manager, and each of its managers, officers, employees, agents and other persons under its supervision who are performing services for or on behalf of the Owner or the Manager within the scope of this Agreement (each a "Covered Person") shall be entitled to indemnification from the Owner for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person within the scope of this Agreement, provided that: (i) any such action was undertaken in good faith on behalf of the Owner or the Manager and in a manner reasonably believed to be in, or not opposed to, the best interests of the Owner, (ii) any such action was reasonably believed to be

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within the scope of authority conferred on such Covered Person by this Agreement, and (iii) with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe his action or omission was unlawful; provided further, that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Owner prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Owner of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified under the foregoing provisions.

ARTICLE VII

TERMINATION RIGHTS

7.1    Termination by Owner.

a.                                          Subject to Section 7.3, if Manager shall be in material breach of the provisions of this Agreement, and such default shall continue for a period of thirty (30) days after notice thereof by Owner to Manager, then Owner shall have the right to terminate this Agreement upon written notice to Manager given at any time following the occurrence of such event, or if an additional grace period is provided beyond such 30-day period, then following the expiration of such grace period. Any such termination shall be effective upon the date specified in such written notice, which date shall not be less than fifteen (15) days nor more than sixty (60) days after the date of the giving of such notice.

b.                                         Owner shall also have the right to cancel this Agreement for any reason, upon thirty (30) days written notice to Manager, subject to a break fee equal to twelve (12) months of fees provided for herein, but in no event shat the guarantee fee be terminated as long as the loan is outstanding and the loan guarantees are in place.

7.2   Termination by Manager.

a.                              Subject to Section 7.3, if Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of thirty (30) days after notice thereof by Manager to Owner, then Manager shall have the right to terminate this Agreement upon written notice to Owner given at any time following the occurrence of such event, or if an additional grace period is provided beyond such 30-day period, then following the expiration of such grace period. Any such termination shall be effective upon the date specified in such written notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date of the giving of such notice.

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b.                                   If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order,judgm ent or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of the assets of Owner, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days, then Manager shall have the right to terminate this Agreement upon written notice to Owner given at any time following the occurrence of such event, or if a period of grace is provided, then following the expiration of the applicable grace period. Any such termination shall be effective upon the date specified in such written notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date of the giving of such notice.

c.                                 Manager shall also have the right to cancel this Agreement for any reason, upon thirty (30) days written notice to Owner.

7.3    Curing Defaults. Any default by Manager under clause Section 7.1.a. or Owner under Section 7.2.a., as the case may be, which is susceptible of being cured, shall not constitute a basis of termination if the nature of such default shall not permit it to be cured within the 30-day period specified in such section (and such additional grace period that may be allotted by the other party); provided that promptly after being notified in writing of the default the defaulting party shall have commenced to cure such default and shall proceed to complete the same with reasonable diligence.

7.4    Effect of Termination.

a.                               The termination of this Agreement under the provisions ofthis Article 7 shall not affect the rights of the terminating party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights ofeither party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of termination.

b. For the avoidance of doubt, and without limiting any remedies or claims for damages that may be available to the Manager or the Owner, any accrued Management Fees remaining unpaid as of the date of termination shall be immediately paid to the Manager at the time of termination, irrespective of which party terminates this Agreement and irrespective of the grounds for termination.

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c. Notwithstanding anything in this Agreement to the contrary, if the Owner terminates this Agreement (or the terminates, suspends or othetwise discontinues the services of the Manager) for any reason other than as set forth in Section 7.1.a., then the Manager shall be entitled to receive: (i) one hundred percent (100%) of the same Management Fees it would have been entitled to receive had no termination occurred, the payment of which shall be made to Manager or its designee(s) for a period of ninety (90) days following the effective date of such termination, and (ii) for a period of three (3) years thereafter, sixty percent (60%) of the same Management Fees it would have been entitled to receive had no termination occurred, the payment of which shall continue to be made to Manager or its designee(s) immediately following the 90-day period in clause (i) above. The continuing Management Fees described in this subsection shall be calculated and paid on monthly basis throughout the 90-day and 3-year terms described above.

7.5   Remedies Cumulative. Neither the right of termination nor the right to sue for damages nor any other remedy available to either party hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity.

ARTICLE VIII

ASSIGNMENTS

8.1    Assignment by Manager.

a. Prohibited Assignments. Except as provided in the following Subsection b, Manager shall not assign this Agreement without the prior written consent of Owner. The disposition by Manager of its controlling interest in any Affiliate, to which it has previously assigned this Agreement, shall be deemed to be a prohibited assignment hereunder requiring the prior written consent of Owner. It is understood and agreed that any consent granted by Owner to any such assignment shall not be deemed a waiver of the covenant contained against assignment in any subsequent case.

b. Permitted Assignments. Manager, without the consent of Owner, shall have the right to assign this Agreement to any Affiliate of Manager, or to any entity which may become an Affiliate as a result ofa related and substantially concurrent transaction, or to any successor or assign of Manager which may result from any merger, consolidation or reorganization involving Manager, or to a corporation or other entity which shall acquire all or substantially all of the business and assets of Manager, or to any company or entity which shall succeed to that portion of Manager's business which consists of managing and operating the Project. Upon execution of any assignment as aforesaid, notice thereof in the form of a duplicate original of such assignment shall be delivered to Owner forthwith, and thereupon, except in the case of an assignment to an Affiliate of Manager, Manager shall be

8

released ofall of its covenants and liabilities hereunder, other than liabilities accruing, or based upon events occurring prior to the date of the delivery of such duplicate original to Owner; provided, however, that such release shall be contingent upon the concurrent delivery to Owner of an appropriate instrument whereby the assignee shall assume all of the obligations of Manager hereunder.

8.2    Successors and Assigns. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, legal representatives, successors and assigns.

ARTICLE IX

INTELLECTUAL PROPERTY

Owner acknowledges that Manager or will be permitted to utilize the intellectual property of the Project including (i) software in use at one or more other Project locations and all source and object code versions thereof and all related documentation, flow charts, user manuals, listing, and service/operator manuals and any enhancements, modification, or substitutions thereof, and (ii) trade names, trademarks, trade secrets, know-how and other proprietary information relating to the operating methods, procedures and policies distinctive to Project. Manager shall utilize the intellectual property in connection with the operation of the Project to the extent that it deems appropriate for the purpose of carrying out its agreements and obligations hereunder.

ARTICLE X

GENERAL PROVISIONS

I 0.1 Owner Instructions and Decisions. Any instructions or decisions to be made by the Owner under this Agreement shall be made by its "Management Committee" (or its successor manager) in accordance with the Owner's operating agreement.

I0.2 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

If to Owner: BLOCK 40, LLC

c/o FAVO Capital Attn:

If to Manager: GCF Development, LLC

1776 Polk Street

Suite 200

Hollywood, FL 33020

Attn: Charles (Chip) R. Abele, Jr.

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Any Notice shall be deemed delivered upon receipt. Either party may at any time change the addresses for Notices to such party by mailing a Notice as aforesaid. Notices may also be delivered by (i) hand, (ii) special courier, or (iii) telegram, telex or other electronic written communication, provided that in utilizing any form of delivery authorized by clause (iii) of this sentence, receipt of such notice must be acknowledged by the addressee through appropriate written communication.

10.3                    No Lease. Partnership or Joint Venture. Nothing contained in this Agreement shall be construed to be or create a lease, partnership or joint venture between Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part.

10.4                     Modification and Changes. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith, or by its duly authorized agent.

10.5                    Understandings and Agreements. This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Manager's management of the Project. The parties hereby acknowledge, represent and agree that in entering into this Agreement, they are not relying upon any statement, representation or promise, or the failure to make any statement, representation or promise, of any other party (or of any officer, agent, employee, representative or attorney for any other party), in executing this Agreement except as expressly stated herein.

10.6                     Headings. The Article and Section headings contained herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

10.7                     Consents. Each party agrees that any provision of this Agreement which permits such party to make requests of the other party shall not be construed to permit the making ofunreasonable requests.

I0.8 Survival of Covenants. Any covenant, term or provision ofthis Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

10.9                    Jurisdiction. This Agreement shall be governed by the laws of the State of Florida, and jurisdiction for any action arising hereunder shall be Broward County, Florida.

10.10             Counterparts and Facsimile Copies. This Agreement may be executed in two (2) or more counterparts, each ofwhich shall be deemed an original, and facsimile copies shall be deemed originals.

10.11             Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY ANDINTENTIONALLYWAIVESANY ANDALLRIGHTTHEYMAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSS CLAIMS OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT

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AND THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN. THEPARTIESHEREBYCERTIFYTHATNOREPRESENTATIVEORAGENT OF THE MANAGER NOR THE MANAGER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

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The undersigned have signed this Management Agreement as of the date set forth above.

OWNER:

BLOCK 40, LLC

a Florida limited liability company

By:

Name:

Title:

MANAGER:

GCF DEVELOPMENT, LLC

a Florida limited liability company

By:

Name:

Title:

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Schedule 3.l(b):

Operatiug Permits

None.

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Schedule 3.6

Property

Owned Real Property

None.

Leased Real Property

None.

14

Schedule 3. 7

Intellectual Property

Owned Intellectual Property

None.

Licensed Intellectual Property

None.

Open Source Materials

None.

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Schedule 3.9

Consents

Blackstone Inc or its Affiliate, as successor in interest to Deutsche Bank pursuant to that certain Loan Agreement dated June 1, 2022 between Block 40 Property, LLC and Deutsche Bank AG, New York Branch, as amended.

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Schedule 3.10

Employee Benefits and Labor Matters

Employee Benefit Plans

None.

Employment Agreements

None.

Labor Matters

None.

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Schedule 3.11

Litigation

On August 11, 2022, A&J Capital, Inc. ("A&J") filed an arbitration claim against the Company's subsidiary, Block 40, LLC ("Block 40") seeking damages for breach of the parties' Services Agreement. Block 40 defended the claim on a number of grounds, arguing that the conversion of a related entity, Hollywood Circle, LLC to a Delaware corporation terminated the need for the services as of the conversion date, and therefore, the only fees owed were up to the date of the conversion. On July 31, 2024, an arbitration panel entered a corrected final arbitration award ("Award") in favor of A&J and against Block 40 in the amount of $555,607.09 as of February 29, 2024, which amount continues to accrue interest at the per diem rate of $736.99 plus continuing prejudgment interest thereon at the per diem rate of $130.26 until fully satisfied. On August 23, 2024, A&J filed a petition in Broward County, Florida, CACE-24-01257, seeking to confirm the Award and to enter a judgment against Block 40 for all sums in the Award. In the Broward County proceedings on October 22, 2024, Block 40 timely filed its answer to A&J's petition and its own counterpetition seeking to set aside the Award, which remains pending.

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Schedule 3.14 Licenses

None.

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Schedule 3.15

Intercompany and Affiliate Transactions; Insider Interests

1. Management Agreement dated June 21, 2013 between Block 40, LLC and Block 40 Managers, LLC

2. Amended and Restated Management Agreement dated June 19, 2020 between Block 40, LLC and Block 40 Managers, LLC

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Schedule 5.3

Management and Employment Agreements

Employment Agreements

Employee Name	Position	Agreement Date	Key Terms
Charles R Abel, Jr.	CEO	July 11, 2025	To be negotiated
Peter Jago	VP	July 11, 2025	To be negotiated

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